Exhibit 8.2

+1 202.942.5000 +1 202.942.5999 Fax 601 Massachusetts Avenue, NW Washington, DC 20001-3743

February 25, 2016

CommunityOne Bancorp

1017 East Morehead Street

Suite 300

Charlotte, NC 28204

Ladies and Gentlemen:

We are tax counsel to CommunityOne Bancorp. (“CommunityOne”), a North Carolina corporation, in the proposed merger (the “Merger”) of CommunityOne with and into Capital Bank Financial Corp. (“Capital Bank Financial”), a Delaware corporation.  The Merger is to be carried out in accordance with the Agreement and Plan of Merger, dated as of November 22, 2015 (the “Merger Agreement”).  Capitalized terms not defined herein have the meanings specified in the Merger Agreement.  We have been asked to render an opinion on the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of the joint proxy statement/prospectus included in the Registration Statement on Form S-4 (File No. 333-208646) (as amended or supplemented through the date hereof) (the “Registration Statement”).

For purposes of this opinion, we have reviewed the Merger Agreement, the joint proxy statement/prospectus, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the representations set forth in the officer’s certificates of CommunityOne and Capital Bank Financial to us dated February 26, 2016 (the “Officer’s Certificates”). With your permission, we have assumed, for purposes of our opinion, that (1) the Merger will be consummated in accordance with (a) the terms, conditions and other provisions of the Merger Agreement and (b) the descriptions contained in the Registration Statement; (2) none of the terms and conditions set forth or described in the Merger Agreement or Registration Statement have been or will be modified in any respect; (3) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in the Officer’s Certificates; (b) in this letter (an advanced copy of which has been provided to you), (c) in the Merger Agreement, and (d) in the Registration Statement, are true, accurate and complete, and will be true, accurate and complete at the Effective Time of the Merger; (4) the Merger Agreement represents the full and complete agreement between CommunityOne and Capital Bank Financial regarding the Merger; and (5) there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth in this letter which might have been disclosed by independent verification.

We have participated in the preparation of the discussion set forth in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the joint proxy statement/prospectus included in the Registration Statement, subject to the limitations and qualifications set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of CommunityOne common stock.

Our opinion is limited to the foregoing discussion of the United States federal income tax consequences of the Merger as set forth in the Registration Statement, which is the only matter as to which you have requested our opinion, and you must judge whether such matter addressed herein is sufficient for your purposes. We do not address any other United States federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state, local or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on the understanding that, at the Effective Time of the Merger, the relevant facts will be as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and any such change may be made with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We can give no assurance that, after any such change, our opinion would not be different. We assume no responsibility to inform Capital Bank Financial of any such change or inaccuracy that may occur or come to our attention. Our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement this opinion.

This opinion letter is being rendered to CommunityOne solely in connection with the filing of the Registration Statement. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.”   In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Arnold & Porter, LLP